EXHIBIT 10.13

OPERATING AGREEMENT
OF
ENERGETIC SYSTEMS INC., LLC

          By this Operating Agreement (this “Agreement”) made and entered into as of this 5th day of October, 2002, those entities whose names, addresses, and signatures are set forth below (the “Members”), being all of the members of Energetic Systems Inc., LLC (the “Company”), represent, warrant, and covenant as follows.

ARTICLE I
FORMATION, NAME, PURPOSES, DEFINITIONS

          1.01     Formation. The Members have formed a Nevada limited liability company pursuant to Chapter 86 of the Nevada Revised Statutes (the “Act”) effective upon the filing of the Articles of Organization with the Secretary of State of Nevada. The Members shall immediately, and from time to time hereafter, execute all documents and do all filing, recording, and other acts as may be required to comply with the Act.

          1.02     Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with treatment of the Company as a partnership for federal income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a partnership for purposes of Section 303 of the Federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the Members.

          1.03     Name. The name of the Company shall be Energetic Systems Inc., LLC.

          1.04     Place of Business. The principal place of business of the Company shall be 5700 N. Portland, Oklahoma City, Oklahoma 73112 or such other place as the Managers shall determine in their sole discretion.

          1.05     Purpose. The Company has been formed for the purpose of: (a) consummating the Initial Major Transaction (as hereinafter defined); (b) organizing and acting as the member of the Subsidiaries (as hereinafter defined); (c) establishing and operating a research and development group for the research and development of commercial explosives using perchiorates as sensitizers, including, without limitation, reclaimed ammonium perchlorate (“Products”); (d) selling and licensing Products or offering for sale or license Products to third parties; (e) selling sodium perchlorate to third parties; (f) operating and managing the Subsidiaries; and (g) doing all things necessary or appropriate to carry out the foregoing. The purpose of the Company may not be changed without the unanimous written consent of the Members.

          1.06     Term. The Company shall commence upon the filing of the Articles of Organization and shall continue until such time as dissolved under the provisions of the Articles of Organization or Article VIII.

          1.07     Agent for Service of Process. The name and business address of the agent for service of process for the Company is the Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511, or such other Person as the Managers shall appoint from time to time.

          1.08     Definitions. Certain terms used herein shall have the meaning ascribed to such terms as set forth in Schedule 1.

                      (a)     The words “Schedule” or “Exhibit” shall mean an enumerated schedule or exhibit all of which shall be deemed attached hereto and incorporated herein by way of the specific reference or references made in this Agreement.

                      (b)     Each reference to a “Section” or an “Article” shall be deemed a reference to an enumerated provision of this Agreement.

                      (c)     Section headings are used for convenience only and shall have no interpretative effect or impact whatsoever.

                      (d)     All the defined terms, if defined in the singular or present tense, shall also retain such general meaning if used in the plural or past tense, and if used in the plural or past tense, shall retain the general meaning if used in the singular or present tense.

ARTICLE II
CAPITALIZATION OF THE COMPANY

          2.01     Initial Capital Contributions. The Company may issue a total of three hundred (300) Common Units in consideration for the contributions set forth below and other good and valuable consideration contributed by the Members.

Member	Common Units	Contribution

Wimase Investment Fund Inc., LLC (“WIF”)	150	$150,000
Energetic Additives Inc., LLC (“EAI”)	150	$150,000

          2.02     Time of Initial Capital Contributions. The initial Capital Contributions shall be made at or as near to the time of formation of the Company as is reasonably possible.

          2.03     Additional Capital Contributions.

                      (a)     Prior to the closing of the Initial Major Transaction, EAI shall purchase from the Company, 1,000 preferred dividend-bearing membership units in the LLC for an aggregate consideration of $1,000,000. WIF will immediately thereafter purchase 500 of these Units from EAI, all of which shall be registered in WIF’s name, for $500,000, to be paid for at the rate of $125K per year over four years, beginning December 31, 2003. Annual dividends, if any, on such preferred membership units acquired but not yet paid for by WIF at the end of each fiscal year will accrue to EAI. Such dividends will commence in and for CY 2003 and shall be 10% through CY 2005 and thereafter, 25%. Other than this dividend, the preferred membership units shall be entitled to the same distributions and allocations as the Common Units, but shall have no other rights or duties hereunder.

Page 2 of Exhibit 10.13

                      (b)     In addition to the Capital Contributions set forth in Sections 2.01 and 2.03(a) the Chief Executive Officer may determine, from time to time, the amount of any additional Capital Contributions necessary to enable the Company to conduct its business (“Additional Capital Contribution”). Upon making such determination, the Chief Executive Officer shall give Notice first to the Executive Officers, and upon approval by the Executive Officers pursuant to Section 3.05 of this Agreement, the Chief Executive Officer shall give notice to all Members in writing at least thirty (30) days prior to the date on which such contribution is due. The Notice shall set forth the amount of the Additional Capital Contribution, the purpose for which the Additional Capital Contribution is to be used, and the date by which Members must contribute. Each Member shall be entitled, but not obligated, to contribute a proportionate share of such Additional Capital Contribution. If fewer than all of the Members make the requested Capital Contributions in proportion to the Percentage Interests, the Members may, but shall not be obligated to, fund such contribution. If more than one of the Members elects to fund such additional capital contribution, the contributing Members shall have the right to fund such additional contribution on a pro rata basis (based upon their Percentage Interest).

                      (c)     Other Borrowings The Executive Officers may authorize such borrowings as may be required for the prudent operation of the business of the Company on such terms as determined in the Executive Officers’ sole discretion

          2.04     Capital Accounts.

                      (a)     Debits and Credits. A separate Capital Account shall be maintained for each Unit Holder in accordance with the applicable provisions of the Regulations.

                                (i)     Each Unit Holder’s Capital Account shall be credited with such Unit Holder’s Capital Contributions, such Unit Holder’s distributive share of Tax Profits allocated to such Unit Holder in accordance with the provisions of this Agreement, any items in the nature of income or gain that are specially allocated pursuant to Section 6.03, and the amount of any Debt that is assumed by such Unit Holder or that is secured by any Company Property distributed to such Unit Holder.

                                (ii)     Each Unit Holder’s Capital Account shall be debited by the amount of cash distributed to such Unit Holder in accordance with this Agreement, the Gross Asset Value of any other Company Property distributed to such Unit Holder pursuant to any provision of this Agreement, such Unit Holder’s distributive share of Tax Losses allocated to such Unit Holder in accordance with this Agreement, and the amount of any liabilities of such Unit Holder that are assumed by the Company or that are secured by any property contributed by such Unit Holder to the Company.

                                (iii)     If any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferring Unit Holder to the extent it relates to the Transferred Units.

                                (iv)     If the Gross Asset Values of the Company Property are adjusted pursuant to this Agreement, the Capital Accounts of all Unit Holders shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company had recognized gain or loss equal to the amount of such aggregate net adjustment and the resulting gain or loss had been allocated among the Unit Holders in accordance with this Agreement.

Page 3 of Exhibit 10.13

                      (b)     Interpretation and Changes. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the Code and applicable Regulations and shall be interpreted and applied in a manner consistent therewith. If the Executive Officers shall determine, after consultation with Company counsel, that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are allocated or computed in order to comply with such applicable federal Law, the Executive Officers shall make such modification without the consent of any Unit Holder; provided, however, that the Executive Officers determine in good faith that such modification is not likely to have a material adverse effect on the amounts properly distributable to any Unit Holder and that such modification shall not increase the liability of any Member to third parties.

ARTICLE III
RIGHTS AND DUTIES OF MANAGERS AND OFFICERS

          3.01     Wimase Limited, through a Management Agreement with the Company, shall provide the services of David Taylor as President and CEO of the Company. Mr. Taylor shall have primary responsibility to manage and represent the Company in its day to day affairs.

          3.02     EAI shall appoint the Secretary and Treasurer of the Company who will initially be David Keys.

          3.03     The Company shall be managed by a board of Executive Officers comprised of not less than four and no more than six (6) individuals. WIF and EAI shall each appoint an equal number of Executive Officers, two, or three, as the case maybe. The initial Executive Officers to be appointed by WIF are David Taylor and Jim O’Reilly. The initial Executive Officers to be appointed by EAI are Fortunato Villamagna and David Keys. EAI’s and WIF’s Executive Officers shall be jointly referred to as “Executive Officers.” The Executive Officers will appoint the executive officers of any operating subsidiary LLC ‘s. The Executive Officers shall, at all time, work with each other in the spirit of mutual support and cooperation for the benefit of the Company in the performance of this Agreement. In the event that the Executive Officers are unable to reach a consensus on any matter pertaining to the Company, David Taylor shall have sole and absolute authority to make a final decision and bind the Company accordingly, except for such matters reserved for decision hereunder to the Members, such matters requiring the unanimous approval hereunder of the Executive Officers or any matter which may be submitted for resolution by arbitration hereunder. Executive Officers may be reimbursed for their services provided the Members agree to such fees at each annual meeting.

          3.04     All other employees will be employees of the Company or one of its operating subsidiary LLC’s unless it is more practical or cost effective to do otherwise.

          3.05     The Executive Officers shall have full, exclusive and complete authority and discretion in the management and control of the business of the Company for the purposes stated herein and shall make all decisions affecting the business of the Company. As such, any action taken shall constitute the act of, and serve to bind, the Company. The Executive Officers shall manage and control the affairs of the Company to the best of their ability and shall use their best efforts to carry out the business of the Company.

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          3.06     The responsibility of the Executive Officers will be to direct, control and coordinate the management of the Company. In as much as the Members agree that the efficiency of the Company strongly depends on a positive approach and spirit of cooperation between and within the parties, the Executive Officers will use their best efforts to maintain such positive approach and spirit of cooperation within their respective organizations.

          3.07     The Executive Officers shall establish the policies governing the operation of the Company and establish authority, procedures, rules and guidelines for its administration. Such policies, authority, procedures, rules and guidelines shall be documented in a Manual of Operations.

          3.08     The Executive Officers shall be responsible for coordinating all accountants, lawyers, managers, agents and other management service personnel on behalf of, and at the expense of the Company, as may from time to time be required or appropriate in the judgment of the Executive Officers, provided, however, in no event shall the Executive Officers hire any person who is an affiliate of any of the Members without the consent of both of the Members.

                      (a)     Each of the following items shall be undertaken by the Company only when unanimously approved by the Executive Officers:

                                (i)     The borrowing of funds by the Company.

                                (ii)     The entering into of any contract for consideration to be paid by the Company which is: a) not in the ordinary course of business, or b) not included in or anticipated by the annual budget, or, c) in excess of $500,000 calculated in “2002” dollars.

                                (iii)     The employment of any person for consideration to be paid by the Company in excess of $100,000, calculated in “2002” dollars.

                                (iv)     The execution, on behalf of and in the name of the Company, of any contract or arrangement on behalf of the Company for the (i) disposition, exchange, encumbrance, or sale of all or a portion of property (excepting by way of lease), or (ii) acquisition of additional property;

                                 (v)      Dispose of, exchange, encumber or sell all or any of the property;

                                (vi)      Incur any indebtedness on behalf of the Company, whether on a secured or unsecured basis.

                               (vii)      Settle any claims for payment of awards or damages arising out of any contract of the Company.

                              (viii)      Initiate or settle any legal action in regard to any claim or confess any judgment on behalf of the Company.

                               (ix)        Make, execute or deliver on behalf of the Company any guaranty, indemnity, bond, or surety bond, except as may be required in the ordinary course of business of the Company, or make any assignment to the benefit of creditors.

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                                (x)       Use, directly or indirectly, any assets of the Company for any purpose other than carrying on the business of the Company for the full and exclusive benefit of the Members.

                                (xi)       Issue any securities of the Company or any of its subsidiaries.

                      (b)     All actions of the Executive Officers shall be unanimously approved by vote of the Executive Officers at a duly constituted meeting at which there is an equal number of Executive Officers of both EAI and WIF.

          3.09     WIF is designated as the Managing Member of the Company. WIF will delegate to Wimase Limited (“Wimase”) its responsibilities as Managing Member pursuant to a Management Agreement to be entered into between the Company and Wimase.

          3.10     Managing Member responsibilities include:

                      (a)     Administration of the day to day affairs of the Company and operating subsidiary LLC’s.

                      (b)     Maintenance of the accounting and other administrative records of the Company at the offices of the Managing Member or Company.

                      (c)     Retention of the original records of the Company at the offices of the Managing Member or the Company.

                      (d)     Primary responsibility to coordinate responses on behalf of the Company to all Government agencies.

                      (e)     Itemization of all major equipment, facilities, and other resources to be furnished to or acquired by the Company by each Party, with a detailed schedule of cost or value of each.

                      (f)     Preparation and submission of quarterly financial and business performance statements of the Company and its operating subsidiary LLC’s to the Executive Officers within forty-five (45) days of the end of each calendar quarter.

                      (g)     Prior to the beginning of each fiscal year, Wimase, on behalf of WIF, shall provide annual financial budgets and business plans for review by the Executive Officers. Upon acceptance of the annual budgets and business plans, Wimase shall cause the Company and its operating subsidiary LLC’s to operate according to the approved budgets and plans. The initial approved budget and capital expenditure estimates for CY 2003 will be attached hereto as Exhibit “A” and are hereby accepted by the Members as the initial budgets for the Company. Should the Executive Officers fail to approve the annual budgets for a subsequent year for any reason, the previously approved operating budgets will remain in effect until such time as new budgets are approved.

          3.11     Meetings. The Executive Officers shall hold such meetings as the Executive Officers shall determine, upon at least five (5) days prior Notice given by the Chief Executive Officer. An Executive Officer may call an Executive Officers meeting by issuing Notice thereof as herein provided.

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The place of the Executive Officers meetings shall be at such place as stated in the Notice of meeting. An Executive Officer shall have twenty-four (24) hours from the receipt of Notice of an Executive Officers meeting to notify the Chief Executive Officer of such Executive Officers: (i) unavailability to attend such meeting and (ii) demand that such meeting be postponed. If the Chief Executive Officer receives any demand for postponement as provided above, the Chief Executive Officer shall reschedule the subject meeting, and give Notice thereof as provided above, to a date that is not earlier than three (3) days from the date of the date originally noticed, and such meeting must be held in Las Vegas, Nevada.

          3.12     Quorum and Voting. At all Executive Officers meetings, an equal number of Executive Officers appointed by WIF and EAI (whether present in person, by telephone or other means of telecommunication, or represented by proxy) shall constitute a quorum for the transaction of business. Each Executive Officer shall be entitled to one (1) vote on any matter as to which the Executive Officers have decision-making authority and responsibility. Unless otherwise specified herein, the unanimous act of the Executive Officers present or represented by proxy at a meeting at which there is a quorum shall be the act of the Executive Officers. An Executive Officer may give a proxy to another Executive Officer. If a quorum shall not be present, the Executive Officers present may adjourn the meeting from time to time, with Notice to all Executive Officers, until a quorum shall be present.

          3.13     Action Without Meeting. Unless otherwise specified herein, any action required or permitted to be taken at a meeting of the Executive Officers or of any committee thereof, may be taken without a meeting if all Executive Officers, or committee thereof, consent in writing to such action.

          3.14     Committees. The Executive Officers may, from time to time, establish committees of the Executive Officers, including an audit committee and compensation committee. Except as expressly limited by applicable Law, each such committee shall exercise such powers and authority as the Executive Officers may determine and specify in a writing designating such committee or any amendment thereto. Unless otherwise specified in the writing designating the committee, a majority of the members of such committee may elect the committee’s chairperson, fix the committee’s rules of procedure, fix the time and place of meetings and specify what notice of meetings, if any, shall be given. Written records of the proceedings of any committee shall be maintained and furnished to the Executive Officers.

          3.15     Cooperation. By acceptance of the position as an Executive Officer, each Executive Officer agrees to use best efforts to work in a spirit of mutual cooperation and support to carry out the business of the Company and in making decisions required to be made by the Executive Officers.

          3.16     Executive Officers Have No Exclusive Duty to Company. An Executive Officer shall not be required to manage the Company as such Executive Officer’s sole and exclusive function and may have other business interests and may engage in other activities in addition to those relating to the Company. Nevertheless, each Executive Officer shall have a duty of loyalty to the Company in a manner similar to that of directors of a Nevada corporation. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Executive Officers or to the income or proceeds derived therefrom.

          3.17     Indemnity of the Executive Officers. Each Executive Officer shall be indemnified by the Company to the fullest extent permitted by the Articles of Organization or Nevada Law.

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          3.18     Resignation. An Executive Officer may resign at any time by giving Notice to the Members. The resignation of any Executive Officer shall take effect upon receipt of Notice thereof or at such later time as shall be specified in such Notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          3.19     Vacancies. If an Executive Officer has resigned or been removed or has otherwise ceased to be an Executive Officer, a successor Executive Officer shall be appointed within thirty (30) days by the Member whom appointed such Executive Officer.

          3.20     Reimbursement of Executive Officer. Executive Officers shall be reimbursed for all of out-of-pocket expenses incurred in connection with the formation and operation of the Company and the acquisition of Company Property including Accountants’ and attorneys’ fees.

          3.21     Appointment of Officers. The Executive Officer may appoint individuals to hold the offices described in Section 3.26 and have the duties associated therewith. Any such officer of the Company may, but need not, be an employee of a Member. Each such officer of the Company shall hold office until such officer resigns or is removed or otherwise is disqualified to serve, or until such officer’s successor is appointed. Any single individual can hold two (2) or more of the following offices and have the duties associated therewith.

          3.22     Chief Executive Officer.

                      (a)     Authority The Chief Executive Officer shall have the general powers and duties of management usually vested in the office of Chief Executive Officer of a corporation and shall have such other powers and duties as may be prescribed by the Executive Officers or this Agreement. The Chief Executive Officer shall be David P. Taylor who shall hold office until the earlier of his death, resignation, or removal. Subject to the control of the Executive Officer’s with respect to Company matters requiring a vote of the Executive Officers under this Agreement, the Chief Executive Officer is the general manager of the Company, shall have supervising authority over and may exercise general executive power concerning the supervision, direction and control of the day-to-day business and affairs of the Company and shall carry out the decisions approved by the Executive Officers and/or by the Members, with the authority from time to time and at any time to delegate to any other officer or executive employee of the Company such executive powers and duties as the Chief Executive Officer may deem advisable. Subject to the terms and provisions of Section 3.03 and Section 4.02 and all other provisions of this Agreement requiring approval of Company or Executive Officer action by the affirmative vote or written consent of the Executive Officers or Members, the Chief Executive Officer shall have authority to do all things necessary to carry on the day-to-day business and affairs of the Company and hereby is authorized to take any action of any kind and to do anything and everything that the Chief Executive Officer deems necessary or appropriate with respect to the day-to-day business and affairs of the Company in accordance with the terms and provisions of this Agreement and applicable Law. In addition to the general authority provided to the Chief Executive Officer in this Section 3.22 and without limiting the generality of any of the foregoing (but subject to the provisions of Section 3.03 and Section 4.02) the Chief Executive Officer shall have the following specific rights, subject to compliance with the other terms and provisions of this Agreement:

                                (i)     To maintain and operate the business of the Company and in connection therewith to execute and deliver on behalf of the Company: (A) licenses or other contracts; (B) checks, drafts and other orders with respect to the payment of Company funds; (C) powers of attorney, consents,

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waivers and other documents as may be necessary to the conduct of the business of the Company; and (D) all other agreements, documents and commitments relating to the affairs of the Company;

                                (ii)     On behalf of the Company, to select and remove such agents and employees of the Company as may be deemed necessary or expedient and to assist with the management or operation of Company business, to prescribe such powers and duties for them as are not inconsistent with Law, the Articles of Organization or this Agreement, to supervise their activities and duties and to fix their compensation;

                                (iii)     On behalf of the Company, to employ and terminate the services of such Persons for or in connection with the business of the Company as may be deemed necessary or expedient and to assist with the management or operation of Company business and to perform Company administrative services, accounting services and other services for the benefit of the Company, excluding legal and financial advisors and Accountants;

                                (iv)     In any single transaction or series of related transactions having a value of under $100,000, on behalf of the Company, to acquire such real or tangible personal property and intangible property as may be necessary or desirable to carry on the business of the Company, and to sell, exchange or otherwise dispose of the same;

                                (v)     On behalf of the Company, to make any reasonable expenditure for the organization, operation and conduct of the business and affairs of the Company and to negotiate, execute, acknowledge, file, record, deliver and perform any agreement or instrument considered necessary or appropriate by the Chief Executive Officer for the conduct of the Company’s business and affairs in accordance with this Agreement or for the implementation of the powers granted to the Chief Executive Officer under this Agreement;

                                (vi)     On behalf of the Company, to obtain or keep in force, or cause to be obtained and kept in force, fire and extended coverage, workmen’s compensation, and public liability insurance and such other insurance in favor of the Company, its Managers, fiduciaries and agents reasonably necessary to cover risks associated with the operation of the business of the Company;

                                (vii)     On behalf of the Company, keep and maintain, or cause to be kept and maintained, adequate and correct books and records of account of the Company at the Company’s Principal Place of Business or such other location as determined by the Chief Executive Officer; provided, however, that such location does not unreasonably burden any Member’s access to such accounting and other administrative records. The Chief Executive Officer shall receive and deposit all moneys and other valuables belonging to the Company in the name and to the credit of the Company and shall disburse the same only in such manner as the Executive Officers may from time to time determine;

                                (viii)     On behalf of the Company and the Subsidiaries act as the liaison of the Company and the Subsidiaries with any and all Governmental and Regulatory Authority, and coordinate all responses on behalf of the Company and the Subsidiaries to the Governmental and Regulatory Authority;

Page 9 of Exhibit 10.13

                                (ix)     Prepare and submit quarterly Operating Statements of the Company and the Subsidiaries to the Executive Officers within two (2) business days of the end of each calendar quarter.

                                (x)     Prior to each Fiscal Year prepare the Operating Budgets for approval by the Executive Officers and prepare and submit to the Executive Officers for approval an annual business plan summarizing the production, marketing, and financial objectives of the Company for the next Fiscal Year. In the event that the Executive Officers fail to approve the Operating Budgets for a subsequent year for any reason, the previously approved Operating Budgets will remain in effect until such time as new budgets are approved;

                                (xi)     Call meeting of the Members;

                                (xii)     Provide such other information regarding the Company Property, and the business and activities of the Company as any Member reasonably may request from time to time;

                                (xiii)     On behalf of the Company act as the manager of the Subsidiaries and perform all duties and responsibilities in connection therewith all on such terms as may be set forth in the operating agreement of each Subsidiary or pursuant to a management agreement with the Subsidiaries, individually or collectively, as approved by the Executive Officers.

                      (b)     General Obligations. The Chief Executive Officer shall:

                                (i)      Preside at all meetings of the Executive Officers and at all meetings of the Members;

                                (ii)     Take or cause to be taken all actions that may be necessary or appropriate for the development, maintenance, preservation and operation of the business of the Company in accordance with the terms and provisions of this Agreement and applicable Laws;

                                (iii)     Execute and cause to be filed original or amended documents and take all other actions that reasonably may be necessary to perfect and maintain the status of the Company as a limited liability company under the Laws of the State of Nevada and of other states or jurisdictions in which the Company engages in business and, if required by Law, execute and cause to be recorded appropriate original or amended documents in each county in each state in which the Company owns real property;

                                (iv)     Take such actions as may be necessary or appropriate in order to qualify the Company under the Laws of any jurisdiction in which the Company is doing business or owns property or in which such qualification is necessary in order to protect the limited liability of the Members or in order to continue in effect such qualification; and

                                (v)     At all times conduct the affairs of the Company in such a manner that the Company shall be able to service all Debts and satisfy financial obligations of the Company.

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          3.23     President The President shall perform the duties of the Chief Executive Officer when the Chief Executive Officer is absent and shall have such other powers and duties as may be prescribed by the Executive Officers. The initial President of the Company shall be David Taylor who shall hold office until the earlier of his death, resignation, or removal.

          3.24     Treasurer The Treasurer shall have the general powers and duties usually vested in the office of Treasurer of a corporation and shall have such other powers and duties as may be prescribed by the Executive Officers. The initial Treasurer of the Company shall be David Keys who shall hold office until the earlier of his death, resignation, or removal.

          3.25     Secretary. The Secretary shall have the general powers and duties of management usually vested in the office of Secretary of a corporation and shall have such other powers and duties as may be prescribed by the Executive Officers. The initial Secretary of the Company shall be David Keys who shall hold office until the earlier of his death, resignation, or removal.

          3.26     Subordinate Officers, Employees and Agents. The Executive Officers shall have the right at any time and from time to time to appoint such other officers, employees and agents of the Company as the business of the Company may require in the discretion of the Executive Officers, each of whom shall hold office for such period, have such authority and perform such duties as the Executive Officers from time to time may determine.

          3.27     Removal and Resignation. Any officer may be removed, either with or without cause, by the Executive Officers at any regular or special meeting of the Executive Officers (subject, in each case, to the rights, if any, of an officer under any contract of employment). Any officer may resign at any time by giving written Notice to the Executive Officers, to the Chief Executive Officer or to the Secretary, without prejudice, however, to the rights, if any, of the Company under any contract of employment to which such officer is a party. Any such resignation shall take effect on the date of the Company’s receipt of such Notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

          3.28     Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in this Article III for appointments to such office.

          3.29     Limitation of Liability and Indemnification of Company Officers.

                      (a)     Limitation of Liability. No officer of the Company shall be liable to the Company or to the Members for acts or omissions of such officer of the Company in connection with the business or affairs of the Company, including, without limitation, any breach of the duty of loyalty, as such duty is described in Section 3.16 any mistake of judgment of such officer as an officer of the Company and any business decision of such officer as an officer of the Company, except for acts or omissions of such officer of the Company that a final Order establishes involved breach of such officer’s duty of loyalty to the Company, bad faith, intentional misconduct, fraud or a knowing violation of the Law that was material to the cause of action subject to such final Order. Without limiting the generality of the foregoing, each officer shall, in the performance of his, her or its duties, be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented to such officer by any other Person as to matters such officer reasonably believes

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are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Company.

                      (b)     Indemnification of Officers. The Company and/or its successor, trustee or receiver may indemnify, defend and hold harmless every officer of the Company and every individual who at any time was but ceased to be an officer of the Company, and the heirs and Personal Representative of every officer of the Company and of every such individual, against all Claims, demands, actions, losses, liabilities, damages, costs and expenses, which after the date of this Agreement arise out of the Company or its business or affairs, including reasonable attorneys’ fees incurred in defending all such matters in accordance with the provisions of this Section 3.29, the Articles of Organization or the Act

                      (c)     Satisfaction of Obligation of Indemnity. The satisfaction of the indemnification obligations of the Company under this Section 3.29 shall be from and limited to the Company Property, and no Members shall have any personal liability for the satisfaction of any such indemnification obligation.

                      (d)     Amendment and Repeal. The terms and provisions of this Section 3.29 cannot and shall not be amended or repealed under any circumstance, except as may be necessary to increase or expand (but not to reduce) the rights or protections under this Section 3.29 of officers of the Company or other individuals referenced in this Section 3.29 to the maximum extent permitted by the Act. No amendment or repeal of any term or provision of this Section 3.29 that otherwise would restrict or limit any right or protection of an officer of the Company or other individuals under this Section 3.29 shall apply to or have any affect on any such right or protection of any officer of the Company existing at the time of such amendment or repeal or of any individual who at any time before such amendment or repeal was but ceased to be an officer of the Company, or of the heirs and Personal Representative of any such officer of the Company or other individual.

          3.30     Confidentiality and Non Disclosure.

                      (a)     By acceptance of the position of officer of the Company, each officer acknowledges that the officer will have access to, have to disclosed to, or otherwise obtain Confidential Information. Each officer further acknowledges and agrees that the officer shall hold Confidential Information in confidence and not Disclose Confidential Information to any third Person other than as set forth herein or as necessary for such officer to perform its duties to the Company. Each officer shall use best efforts to prevent and protect such Confidential Information from unauthorized use, Disclosure or availability. Such care shall include securing writings, documents, and other Media containing such Confidential Information in a safe, locked file cabinet or the equivalent and maintaining a written agreement with each employee who may have access to such Confidential Information sufficient to comply with the terms of this Agreement.

                      (b)     Each officer further acknowledges that the Confidential Information includes commercially valuable, Company Trade Secrets, the design and Development of which reflect the effort of skilled Development experts and required the investment of considerable amounts of time and money. Each officer further acknowledges that the Company has treated such Confidential Information as confidential and secret information that Company entrusts to an officer in confidence to use only for the purpose of carrying out such officer’s duties and responsibilities to the Company. Each officer also acknowledges that the Company claims and reserves all rights and benefits afforded under all U.S. and

Page 12 of Exhibit 10.13

international Laws or treaties, including, without limitation, patent, copyright and Trade Secret law, in all Confidential Information furnished or otherwise made available to an officer. In perpetuity, an officer shall not Disclose the Company Trade Secrets to any Person.

                      (c)     The unauthorized use or Disclosure of any Confidential Information by an officer in violation of this Section 3.30 will cause severe and irreparable damages to the Company, which may be difficult to measure with certainty or to compensate through damages. If an officer violates this Section 3.30 the Company shall have the remedies described in Section 9.02 in addition to all other remedies available to the Company at Law or equity.

                      (d)     Notwithstanding the foregoing, if an officer or anyone to whom it has supplied the Confidential Information, receives a request to Disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or by a governmental body, the Officer shall (i) notify the Executive Officers immediately of the existence, terms, and circumstances surrounding such request, (ii) consult with the Executive Officers on the advisability of taking legally available steps to resist or narrow such request, and (iii) if Disclosure of such Confidential Information is required to prevent the officer or the Company from being held in contempt or subject to other penalty, furnish only such portion of the Confidential Information as, in the written opinion of counsel for the Company, is legally compelled to be Disclosed, and to exercise best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the Disclosed Confidential Information.

ARTICLE IV
RIGHTS AND OBLIGATIONS OF MEMBERS

          4.01     Limitation of Liability. Each Member’s liability shall be limited as set forth in this Agreement, the Act and other applicable Law. No Member shall be personally liable for any Debts or Losses of the Company, except as otherwise required by Law or as specifically assumed in writing by such Member.

          4.02     Actions Requiring Approval of Members. The Executive Officers shall obtain the affirmative vote or written consent of Members holding a Majority-in-Interest of the Membership Voting Interests prior to engaging in the following matters:

                      (i)     Commencing a voluntary Bankruptcy of the Company;

                      (ii)     Merging or consolidating the Company with another Person or exchanging more than fifty percent (50%) of the issued and outstanding Units with a Person;

                      (iii)     Authorizing or issuing any additional Units, or authorizing or issuing any bonds, debentures, notes, warrants, rights, options or other obligations convertible into or exchangeable for, or having option rights to purchase, any Units; or

                      (iv)     Creating any Unit incentive, Unit purchase or Unit option plans for or in relation to any Unit or other Securities of the Company for employees.

Page 13 of Exhibit 10.13

                       (v)     Submitting any matter in dispute or subject to a deadlock to arbitration pursuant to Section 9.11.

If action is required, or if an agreement or consent of the Members is required on any matter arising under this Section 4.02 and there are neither sufficient votes to approve nor disapprove the matter, the Members shall use their good faith efforts to resolve such matter promptly; provided, however, that if the Members are unable to resolve such matter, the matter shall be submitted for dispute resolution as stated above pursuant to Section 9.11

          4.03     Inspection Rights.

                      (a)     Right to Inspect. The Company shall maintain, at the Company’s principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. A copy of this Agreement, the Articles of Organization and a current list of Unit Holders and Managers with mailing addresses shall be maintained at the principal place of business of the Company and shall be open to inspection and examination by a Member upon ten (10) days written Notice to the Company which Notice shall include the Member’s purpose of such demand. Inspections conducted pursuant to this section shall be permitted at the principal place of business of the Company between the hours of 9 a.m. and 5 p.m., Monday through Friday.

                      (b)     Confidentiality. The Chief Executive Officer shall have the right to keep confidential from the Members any Confidential Information which the Chief Executive Officer in good faith believes should not be Disclosed to the Members or which the Company is required by Law or by agreement with third Persons to keep confidential. The records of the Company may be maintained in any Media provided that such Media is capable of conversion into written form within a reasonable time. Each Member may exercise the inspection right set forth in Section 4.03(a) only for a purpose related to such Member’s interest in the Company and may not Disclose such information (whether orally or in writing) to any third Person other than in connection with a purpose related to such Member’s interest in the Company. The information obtained through exercise of the inspection right set forth in Section 4.03(a) above shall be considered Confidential Information for a period of three (3) years after Disclosure. The unauthorized use or Disclosure of any Confidential Information by a Member in violation of this Section 4.03(b) will cause severe and irreparable damages to the Company, which may be difficult to measure with certainty or to compensate through damages. If a Member violates this Section 4.03(b) the Company shall have the remedies described in Section 9.02 in addition to all other remedies available to the Company at Law or equity

          4.04     Priority and Return of Capital. Except as otherwise provided in Sections 6.01 and 8.03, no Unit Holder shall have priority over any other Unit Holder as to the return of Capital Contributions or as to Tax Profits, Tax Losses, or distributions. This Section shall not apply to loans that a Member has made to the Company.

          4.05     Certificates of Interest. Every Member shall be entitled to have a certificate certifying the number of Units owned by such Member. In addition to any other restrictive legends that may be imposed, each certificate evidencing ownership of the Units shall bear, and be subject to, the legend set forth in Section 7.02.

Page 14 of Exhibit 10.13

          4.06     Limitation on Activities. As long as EM and WIF are members of the Company, neither party will become involved in a business that is in competition with the Company or any of its operating subsidiary LLC’s (“Competitive Business”). Notwithstanding the foregoing, each Member must offer the other Member the opportunity to participate with it in any Competitive Business, and if the other elects not to participate, then the other Member can do so even if it is otherwise a Competitive Business.

          4.07     Reimbursement of Expenses of Members. Each Member shall pay such Member’s respective out-of-pocket and other incidental expenses such as employee travel, lodging, entertainment and telephone, federal express and postage incurred in connection with the formation and operation of the Company. Any such out-of-pocket and other incidental expenses and fees, which benefit the Company, incurred personally by a Member, shall be reimbursed to that Member from funds of the Company provided that suitable records of such expenses are delivered to the Company.

          4.08     Confidentiality and Non Disclosure.

                      (a)     For a period of five (5) years after Disclosure, each Member shall hold Confidential Information in confidence and not Disclose Confidential Information to any third Person. Each Member shall use best efforts, but in all events at least the same degree of care in respect to Confidential Information that the Member uses to protect such Member’s own confidential information from unauthorized use, Disclosure or availability. Such care shall include securing writings, documents, and other Media containing such Confidential Information in a safe, locked file cabinet or the equivalent and maintaining a written agreement with each employee who may have access to such Confidential Information sufficient to comply with the terms of this Agreement.

                      (b)     Each Member acknowledges that the Confidential Information includes commercially valuable, Company Trade Secrets, the design and Development of which reflect the effort of skilled Development experts and required the investment of considerable amounts of time and money. Each Member further acknowledges that the Company has treated such Confidential Information as confidential and secret information that Company entrusts to a Member in confidence to use only for the purpose of participating in the Company as a Member. Each Member also acknowledges that the Company claims and reserves all rights and benefits afforded under all U.S. and international Laws or treaties, including, without limitation, patent, copyright and Trade Secret law, in all Confidential Information furnished or otherwise made available to a Member. In perpetuity, a Member shall not Disclose the Company Trade Secrets to any Person.

                      (c)     The unauthorized use or Disclosure of any Confidential Information by a Member in violation of this Section 4.08 will cause severe and irreparable damages to the Company, which may be difficult to measure with certainty or to compensate through damages. If a Member violates this Section 4.08 the Company shall have the remedies described in Section 9.02 in addition to all other remedies available to the Company at Law or equity.

ARTICLE V
MEETINGS OF MEMBERS

          5.01     Meetings. Meetings of the Members for any purpose or purposes may be called by the Executive Officers or by a Majority-In-Interest of the Members at anytime. The Company need not hold an annual meeting of the Members.

Page 15 of Exhibit 10.13

          5.02     Place of Meetings. The Members may designate any place, either within or outside the State of Nevada, as the place of meeting for any meeting of the Members. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be held at the Company’s principal place of business as specified in Section 1.04.

          5.03     Notice of Meetings. Notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than ten (10) nor more than fifty (50) days before the date of the meeting.

          5.04     Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Nevada, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or Notice, and at such meeting, any lawful action may be taken.

          5.05     Voting Rights. For the purpose of voting or approving or taking action required or permitted to be taken or approved by the Members under this Agreement, each Member upon and after becoming such, shall have voting power equal to such Member’s percentage of all issued and outstanding Units held by all Members, determined as of the date of giving notice of the meeting of the Members or as of the date of the notice for proposed action by written consent without a meeting of the Members. For all purposes of this Agreement, such voting power of each Member shall constitute and be such Member’s individual Membership Voting Interest.

          5.06     Record Date. For the purpose of determining Members entitled to Notice of, or to vote at, any meeting of Members or any adjournment thereof, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. Except as provided in Section 5.07 when a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 5.06 such determination shall apply to any adjournment thereof.

          5.07     Quorum. A Majority-In-Interest of the Membership Voting Interests, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Membership Voting Interests so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if the adjournment is for more than sixty (60) days, a new record date shall be fixed for the adjourned meeting, and a notice of the adjourned meeting shall be given to each Member of record entitled to vote at such meeting.

          5.08     Manner of Acting. If a quorum is present, the affirmative vote of a majority of the Membership Voting Interests constituting such quorum shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Articles of Organization or by this Agreement.

          5.09     Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Executive Officers of the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of execution, unless otherwise provided in the proxy.

Page 16 of Exhibit 10.13

          5.10     Action by Members Without a Meeting. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding the requisite number of Units required to approve the action, and delivered to the Executive Officers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section 5.10 is effective when all of the necessary Members have signed the consent unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

          5.11     Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

ARTICLE VI
PROFITS. LOSSES, DISTRIBUTIONS AND TAX MATTERS

          6.01     Distributions. Subject to the reasonably anticipated business needs and opportunities of the Company and the limitations set forth in the Act, the Executive Officers may resolve to distribute Net Cash From Operations and Net Cash From Sales Refinancings as provided below at such intervals as the Executive Officers shall determine from time to time.

                      (a)     Net Cash From Operations. Until the $7,000,000 note from EAI to the Company has been paid in full, twenty-five percent (25%) of the Net Cash From Operations, shall be distributed to the Unit Holders in proportion to their Percentage Interests, and twenty-five percent (25%) shall be used to accelerate or increase payments on the aforementioned note. After said note is paid, at least fifty percent (50%) of Net Cash From Operations shall be distributed to the Unit Holders in proportion to their Percentage Interests. The remaining fifty percent (50%) of Net Cash From Operations shall initially be retained by the Company subject to agreement of the Members as to its expenditure or allocation.

                      (b)     Net Cash from Sales and Refinancings. Net Cash From Sales and Refinancings may be distributed to the Unit Holders in proportion to their Percentage Interests should the Members agree to such.

                      (c)     Mandatory Distributions. To the extent of available Net Cash From Operations, the Unit Holders shall be entitled to receive from the Company not later than April 1 of each Fiscal Year, in proportion to the number of Units held by each, Permitted Tax Distributions from Net Cash From Operations.” Permitted Tax Distributions” shall mean an amount equal to: (i) the product of (A) each Unit Holder’s cumulative allocated share of the Tax Profits and other items of net taxable gain for the previous Taxable Year, and (B) the maximum marginal federal income tax rate applicable to corporations for that year; (ii) less the amount of Net Cash from Operations and Net Cash from Sales and Refinancings previously distributed to such Unit Holder during the previous Taxable Year (excluding cash distributed in such previous Taxable Year in satisfaction of the preceding year’s Permitted Tax Distributions). Appropriate adjustment shall be made for Transfers of Units during the Taxable Year.

          6.02     Allocation of Tax Profits and Tax Losses. After giving effect to the special allocations set forth in Section 6.03 Tax Profits and Tax Losses shall be allocated as provided below:

Page 17 of Exhibit 10.13

                      (a)     Tax Profits Tax Profits for any Taxable Year shall be allocated among the Unit Holders in the same manner that Net Cash from Operations is allocated to the Unit Holders under Section 6.01.

                      (b)     Tax Losses Tax Losses for any Taxable Year shall be allocated among the Unit Holders in the manner that Net Cash from Operations is allocated to the Unit Holders under Section 6.01.

                      (c)     Limitation on Tax Losses The Tax Losses allocated pursuant to this Section shall not exceed the maximum amount of Tax Losses that can be so allocated without causing any Unit Holder to have an Adjusted Capital Account Deficit at the end of any Taxable Year. In the event some but not all of the Unit Holders would have Adjusted Capital Account Deficits as a consequence of an allocation of Tax Losses pursuant to this Section 6.02(b) the limitation set forth in this Section 6.02(b) shall be applied on a Unit Holder by Unit Holder basis so as to allocate the maximum permissible Tax Losses to each Unit Holder under Regulations Section 1.704-1(b)(2)(ii)(d). Notwithstanding the provisions of Section 6.02(a) one hundred percent (100%) of the Tax Profits shall be allocated, prior to any other allocations of Tax Profits, to the Unit Holders up to the aggregate of, and in proportion to, any Tax Losses previously allocated to each Unit Holder in accordance with this Section 6.02(c) in the reverse order in which such Tax Losses were allocated.

          6.03     Accounting Method and Period. The books and records of account of the Company shall be maintained in accordance with the accrual method of accounting. The Company’s accounting period shall be the calendar year.

          6.04     Records and Reports. The Chief Executive Officer shall prepare and maintain, or cause to be prepared and maintained, the books of account of the Company, and the following documents shall be transmitted by the Chief Executive Officer and Members, as the case maybe, as set forth below.

                      (a)     Financial Statements. To each Member within four (4) months after the close of each Fiscal Year, the following financial statements: (i) a balance sheet of the Company as of the beginning and close of such Fiscal Year; (ii) for such Fiscal Year, both a statement of Company net income as determined for financial purposes and a statement of Tax Profits or Tax Losses as determined above hereof; and (iii) a statement of such Member’s Capital Account as of the close of such Fiscal Year, and changes therein during such Fiscal Year.

                      (b)     Tax Return Information. Within three (3) months after the close of each Fiscal Year, the following documents: (i) to each Unit Holder a statement indicating such Unit Holder’s share of each item of Company income, gain, loss, deduction or credit for such Fiscal Year for income tax purposes; and (ii) to each Member a copy of each income tax return, federal or state, filed by the Company for such Fiscal Year.

                      (c)     Objection and Confidentiality. All information contained in any statement or other document distributed to any Member pursuant to this Section 6.04 shall be deemed accurate, binding and conclusive with respect to such Member unless written objection is made thereto by a Member to the Company within twenty (20) business days after the receipt of such statement or other document by such Member. Each Member covenants that the books and records of account, the items described above, and information on other Members is Confidential Information and shall only be used by the Member for a purpose related to such Member’s interest in the Company and may not be disclosed

Page 18 of Exhibit 10.13

(whether orally or in writing) to any third Person other than in connection with a purpose related to such Member’s interest in the Company. The unauthorized use or Disclosure by a Member of any Confidential Information Disclosed to a Member under this Section 6.04 will cause severe and irreparable damages to the Company that may be difficult to measure with certainty or to compensate through damages. If a Member violates this Section 6.04(c), the Company shall have the remedies described in Section 9.02, in addition to all other remedies available to the Company at Law or equity.

ARTICLE VII
NO TRANSFER OF UNITS

          7.01     Transfer of Units. No Unit Holder may Transfer Units to a third Person.

          7.02     Purchase of Units Upon Default. In the Event of Default (as hereinafter defined), the Member who is not subject to the Event of Default shall be entitled to purchase all, but not less than all of the Units of the Member who is subject to the Event of Default. The purchase price to be paid for the Units to be purchased pursuant to this Section shall, if the parties are unable to agree upon such price, be the fair market value of such Units determined by appraisal by an appraiser reasonably acceptable to both parties. In the event no one appraiser is mutually acceptable, each Party shall appoint an appraiser and their appraisers shall appoint a third appraiser who will then all three collectively determine the fair market value. The purchase price for the Units shall be payable in five equal annual installments without interest. An “Event of Default” shall mean a transfer of Units in violation of this Operating Agreement or the voluntary or involuntary Bankruptcy of a Member not dismissed within 90 days of the commencement thereof.

          7.03     Restrictive Legend. In addition to any other restrictive legend that may be imposed on any certificate evidencing ownership of any Units, such certificate shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE OPERATING AGREEMENT OF THE COMPANY.

ARTICLE VIII
DISSOLUTION AND TERMINATION

          8.01     Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

(a)	Mutual consent of Members;

(b)	The entry of an Order of judicial dissolution under the Act;

(c)	Upon the written notice of either Member to the other Members in the event that the Initial Major Transaction has not closed by December 31, 2003.

Bankruptcy or dissolution of a Member shall not cause a dissolution of the Company.

Page 19 of Exhibit 10.13

          8.02     Liabilities. Liquidation shall continue until the Company’s affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and Debt of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible Persons shall be deemed to be an adequate means of providing for such obligations and Debt. When the Executive Officers have determined that there can be a final accounting, the Executive Officers shall establish a date (not to be later than the end of the Taxable Year of the liquidation as provided in Regulations Section 1.704-1(b)(2)(ii)(g), or, if later, ninety (90) days after the date of such liquidation) for the distribution of the proceeds of liquidation of the Company (the “Distribution Date”). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in Section 8.03 not later than the Distribution Date.

          8.03     Distribution of Proceeds. Upon final liquidation of the Company but not later than the Distribution Date, the net proceeds of liquidation shall be distributed in the following order of priority:

                      (a)     to creditors, including any Member, to the extent of any unpaid expenses or any outstanding loan or advance;

                      (b)     to the Members in respect of the costs of winding up the affairs of the Company, discharging the Debt of the Company, distributing the Company Property and dissolving the Company in accordance with this Article VIII and then

                      (c)     to the Unit Holders in accordance with their positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the Taxable Year of the Company during which the liquidation of the Company occurs (other than such Capital Account adjustments made by reason of this clause).

          8.04     Creation of Liquidating Trust or Reserve for Liabilities. In the discretion of the Executive Officers, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to Section 8.03 may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company Property, collecting amounts owed to the Company, and paying any contingent or unforeseen Debt or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be: (a) distributed to the Unit Holders from time to time, in the reasonable discretion of the Executive Officers, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 8.03 or (b) withheld to provide a reasonable reserve for Company Debt (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Unit Holders as soon as practicable.

          8.05     Deemed Distribution and Recontribution. Notwithstanding any other provisions of this Article VIII, in the event the Company is liquidated within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but no event of dissolution (as defined in Section 8.01). has occurred, the Company Property shall not be liquidated, the Company’s Debt shall not be paid or discharged, and the Company’s affairs shall not be wound up. Instead, the Company shall be deemed to have distributed the Company Property in kind to the Unit Holders, who shall be deemed to have assumed and taken subject to all Debt in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the Company Property in kind to the Company, which shall be deemed to have assumed and taken subject to all such Debt.

Page 20 of Exhibit 10.13

          8.06     Articles of Dissolution. When all Debts have been paid and discharged or adequate provisions have been made therefore and all of the remaining Company Property has been distributed to the Unit Holders, articles of dissolution shall be executed and filed with the Nevada Secretary of State.

          8.07     Deficit Balance as Non Recourse. If any Unit Holder’s Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all Taxable Years, including the Taxable Year during which liquidation occurs), such Unit Holder shall have no obligation to contribute to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purposes whatsoever, except to the extent of any required but unpaid Capital Contribution or as otherwise provided in the Act.

ARTICLE IX
MISCELLANEOUS PROVISIONS

          9.01     Notices. Any notice or communication to be given under the terms of this Agreement (“Notice”) shall be in writing and shall be personally delivered or sent by facsimile, overnight delivery, or registered or certified mail, return receipt requested. Notice shall be effective: (a) if personally delivered, when delivered; (b) if by facsimile, on the day of transmission thereof on a proper facsimile machine with confirmed answerback; (c) if by overnight delivery, the day after delivery thereof to a reputable overnight courier service, delivery charges prepaid; and (d) if mailed, at midnight on the fifth business day after deposit in the mail, postage prepaid. Notices shall be addressed as follows:

if to the Executive Officers:	at the address then appearing for such Executive Officers on the books and records of the Company

if to the Company:	5700 N. Portland
Oklahoma City, Oklahoma 73112

with a copy to:	Jackson Walker L.L.P.
Attn: Larry Waks
100 Congress Avenue, Suite 1100
Austin, Texas 78701

if to a Member:	EM

WIF

          9.02     Application of Nevada Law. This Agreement, and the application or interpretation hereof, shall be governed exclusively by the terms of this Agreement and by the Laws of the State of Nevada. Notwithstanding the provisions of Section 9.11 in the event of a breach or threatened breach of the provisions of Sections 4.03(b). 4.06, 6.04(c) or 9.11 shall cause irreparable injury entitling the Company to extraordinary and equitable relief by a court outside of any requirement for Arbitration, including but not limited to temporary restraining orders and preliminary and permanent injunctions,

Page 21 of Exhibit 10.13

without the necessity of posting bond or security. The opinions, findings, determinations and Orders of any court with respect to permanent equitable relief granted consistent with this Section 9.02 shall have binding effect upon any Arbitration and shall otherwise have res judicata and collateral estoppel effect upon any Arbitration; provided, however, that the Arbitration Panel shall give any court Order granting temporary or preliminary equitable relief persuasive juridical authority. Each Member irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Nevada (Unofficial Southern District) or any court of the State of Nevada located in the City of Las Vegas in any Action or Proceeding arising out of the breach or threatened breach of Sections 4.03(b), 4.06, 6.04(c) or 9.11, and for the enforcement of any award of the arbitrator under Section 9.11 and covenants that any such Action or Proceeding shall be brought only in such court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Nevada other than for such purpose. The Company and each Member irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action or Proceeding brought in such a court and any Claim that any such Action or Proceeding brought in such a court has been brought in an inconvenient forum.

          9.03     Amendments Except as otherwise provided herein, this Agreement may be amended, modified or revised, in whole or in part, upon the approval by a majority vote of the Executive Officers; provide, however, that no amendment, modification or revision of Sections 2.01, 2.03, 2.04, 3.01, 3.02, 3.04, 3.06, 3.08, 3.09, 3.22, 4.01, 4.02, 4.03(b), 4.06, 5.05, 6.04(c), 7.01, 7.02, 7.03, 8.01, 8.03. 9.02, 9.03, or 9.11 and any defined term used therein shall be effective without the vote or written consent of the holders of a Majority-In-Interest of the Membership Voting Interests. Any amendment to this Agreement need only be evidenced by the execution of such amendment by a majority of the Executive Officers.

          9.04     Execution of Additional Instruments. Each Member shall execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any Laws, or to give effect to the terms and provisions of this Agreement.

          9.05     Waivers. The failure of any Person to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

          9.06     Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Person shall not preclude or waive the right or use of any or all other remedies.

          9.07     Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by Law.

          9.08     Heirs, Successors, and Assigns. Each and all of the covenants, terms and provisions, herein contained shall be binding upon and inure to the benefit of the Members and, to the extent permitted by this Agreement, their respective heirs, Personal Representatives, successors, and assigns.

Page 22 of Exhibit 10.13

          9.09     Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company.

          9.10     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          9.11     Dispute Resolution. Subject to Section 9.02 the Members covenant that any controversy, dispute or Claim between the Members, in such capacity, arising out of or relating to this Agreement or any breach of this Agreement, or as may have otherwise been provided in this Agreement, shall be resolved by Arbitration in Las Vegas, Nevada before a single arbitrator pursuant to the AAA rules, but not under the auspices of the AAA.

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

(see attached signature page)

Page 23 of Exhibit 10.13

WIMASE INVESTMENT FUND INC., LLC

By:

Name:

Its.

ENERGETIC ADDITIVES INC., LLC

By:

Name:

Its.

Page 24 of Exhibit 10.13

SCHEDULE 1

GLOSSARY OF DEFINED TERMS

Whenever used in this Agreement, the following terms shall have the following meanings:

                     “Accountants” shall mean the firm of independent certified public accountants engaged by the Executive Officers from time to time to perform accounting and tax services on behalf of and at the cost of the Company.

                     “Act” shall mean have the meaning ascribed to it in Section 1.01.

                     “Action or Proceeding” shall mean any action, suit, proceeding, arbitration or Governmental and Regulatory Authority investigation.

                     “Additional Capital Contributions” has the meaning ascribed to in Section 2.03.

                     “Adjusted Capital Account Deficit” shall mean, with respect to any Unit Holder, the deficit balance, if any, in such Unit Holder’s Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Unit Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), 1.704-1 (b)(2)(ii)(d)(5), and 1.704-1 (b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted consistently therewith.

                     “Affiliate” shall mean: (i) any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; or (ii) any Person who is an officer, director, manager, general partner, trustee, or holder often percent (10%) or more of the voting interests of any Person described in clause (i) above.

                     “Agreement” shall mean this written Operating Agreement as originally executed and as amended from time to time.

                     “Arbitration” shall have the meaning ascribed to such term in Section 9.11.

                     “Articles of Organization” shall mean the Articles of Organization of the Company filed on October 4, 2002, with the office of the Secretary of State of Nevada, as the same may be amended or restated from time to time in accordance with the Act and this Agreement.

                     “Bankruptcy or Bankrupt” shall mean with respect to any Person: (i) such Person making an assignment for the benefit of creditors, becoming a party to any liquidation or dissolution Action or Proceeding with respect to such Person or any bankruptcy, reorganization, insolvency or other Action or Proceeding for the relief of financially distressed debtors with respect to such Person, or a receiver, liquidator, custodian, or trustee being appointed for such Person or a substantial part of such

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Person’s assets and, if any of the same occur involuntarily, the same not being dismissed, stayed or discharged within one hundred (120) days of the filing of such Action or Proceeding or other Bankruptcy event; or (ii) the entry of an Order for relief against such Person under Title 11 of the United States Code. A Person shall be deemed Bankrupt if the Bankruptcy of such Person shall have occurred and be continuing.

                     “Capital Account” shall mean the account established and maintained for each Unit Holder in accordance with this Agreement and applicable Regulations.

                     “Capital Contribution” shall mean any contribution to the capital of the Company in cash, property, or services by a Member whenever made.

                     “Claim” shall mean any demand, complaint, request for redress, assertion of a cause of action or other claim whatsoever.

                     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

                     “Common Unit” shall have the meaning given such term in Section 2.01.

                     “Company” shall refer to Energetic Systems Inc., LLC.

                     “Company Content” shall mean the Company Intellectual Property and all other material, information, documents, matter, text, data, graphics, computer-generated displays and interfaces, images, photographs and works of whatever nature, including, without limitation, all compilations of the foregoing and all results and/or derivations of the expression of the foregoing in any and all Media, owned, licensed or created by the Company.

                     “Company Intellectual Property” shall mean all Intellectual Property owned, held, licensed, possessed, used or Developed by Company, including, without limitation, the Intellectual Property embodied in, relating to, based upon or arising from Confidential Information.

                     “Company Property” shall mean all Company Technology, Confidential Information, Company Intellectual Property and all other assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated and in any and all Media), including the goodwill related thereto, operated, owned, licensed, or leased by the Company.

                     “Company Technology” shall mean the concepts, ideas, Developments and Content concerning, relating to, embodying and/or otherwise arising out of the research and development of commercial explosives.

                     “Company Trade Secrets” shall mean Trade Secrets owned, held, used or licensed by Company.

                     “Confidential Information” shall mean all the Content relating to, used in or arising out of Company’s business, finances or other operations and held by, owned, licensed, or otherwise

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possessed by Company (whether held by, owned, licensed, possessed or otherwise existing in, on or about Company’s offices, residence(s) or facilities and regardless of how such Content came into being, as well as regardless of who created, generated or gathered the Content), including, without limitation, all Content contained in, embodied in (in any Media whatsoever) or relating to Company’s ideas, creations, works of authorship, works of visual art, business documents, Contracts, licenses, business and non-business relationships, correspondence, operations, manuals, performance manuals, operating data, projections, bulletins, supplier and customer lists and data, sales data, cost data, profit data, strategic planning data, financial planning data, designs, logos, motifs, proposed trademarks or service marks, test results, product or service literature, product or service concepts, manufacturing or sales techniques, process data, specification data, know how, show how, Software, data bases, research and development information and data; provided, however, that “Confidential Information” shall not include information or data “generally publicly known”. The phrase in the previous sentence “generally publicly known” shall not be deemed to include the Content set forth in patents despite the fact that patents have been published by the federal government, unless such embodiment has otherwise been the subject of a publication for general public consumption (other than publication as a patent) or if that embodiment is otherwise utilized generally by Persons in the United States of America in the industry or market within which Company competes. All provisions protecting “Confidential Information” in this Agreement shall be deemed to also protect “Company Trade Secrets” as well, but references to “Company Trade Secrets” shall not be deemed to automatically refer to “Confidential Information.”

                     “Content” shall mean all material, information, documents, matter, text, Software, data, graphics, computer-generated displays and interfaces, images, photographs and works of whatsoever nature, including, without limitation, all compilations of the foregoing and all results and/or derivations of the expression of the foregoing.

                     “Contributing Member” shall have the meaning give such term in Section 2.04.

                     “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”) shall mean the constructive ownership (within the meaning of Code Section 267(b)), directly or indirectly, of more than fifty percent (50%) in value of the outstanding equity interests of a Person.

                     “Debt” shall mean: (i) any indebtedness for borrowed money or for the deferred purchase price of property or evidenced by a note, bonds, or other instruments; (ii) obligations under capital leases, commitments, any other financial obligations required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP; (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby; and (iv) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against Loss in respect of indebtedness or obligations of the kinds referred to in clauses (i), (ii) and (iii) above, provided that Debt shall not include obligations in respect of any accounts payable incurred in the ordinary course of the Company’s business that are not delinquent or are being contested in good faith by appropriate Action or Proceeding.

                     “Depreciation” shall mean, for each Taxable Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from the adjusted basis of such asset for Federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears

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the same ratio to such beginning Gross Asset Value as the Federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for Federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Executive Officers.

                     “Develop” shall mean develop, conceive, reduce to practice, create, or otherwise arise out of efforts in any manner whatsoever and through any means whether now known or hereafter developed.

                     “Development” shall mean the result of an act of Developing.

                     “Disclose” shall mean disclose, disseminate, transmit, publish, distribute, make available or otherwise convey.

                     “Distribution Date” shall have the meaning ascribed to it in Section 8.02.

                     “Event of Default” shall have the meaning ascribed to it in Section 7.02.

                     “Executive Officers” shall mean the Persons designated in this Agreement in Section 3.03 as such or any other Person who becomes an Executive Officer pursuant to this Agreement.

                     “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year.

                     “GAAP” shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Accounting Principles Executive Officers or by the Financial Accounting Standards Executive Officers and which are consistently applied for all periods to properly reflect the financial condition and the results of operations and changes in financial position of the Company.

                     “Governmental and Regulatory Authority” shall mean any court, tribunal, arbitrator, authority, administrative or other agency, commission, official or other authority or instrumentality of the United States or other country or any state, county, city or other political subdivision.

                     “Gross Asset Value” shall mean, with respect to any asset, the asset’s adjusted basis for Federal income tax purposes, except as follows:

                              (i) The initial Gross Asset Value of any asset contributed by a Unit Holder to the Company shall be the gross fair market value of such asset;

                              (ii) The Gross Asset Value of all Company Property shall be adjusted to equal the respective gross fair market values of such property, as of the following times: (A) the acquisition of additional Units in the Company by any new or existing Unit Holder in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Unit Holder of more than a de minimis amount of property of the Company as consideration for Units; and (C) the liquidation of the Company; provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only

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if the Executive Officers reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Unit Holders;

                              (iii) The Gross Asset Value of any Company Property distributed to any Unit Holder shall be adjusted to equal the gross fair market value of such property on the date of distribution;

                              (iv) The Gross Asset Values of Company Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-l(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent the Executive Officers determines that an adjustment pursuant to subsection (ii is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Tax Profits and Tax Losses.

                     “Initial Major Transaction” means the execution, delivery, performance and consummation of the terms, covenants and conditions of that certain Asset Purchase Agreement among, inter alia, the Company and the Subsidiaries as buyers and Slurry Explosive Corporation, an Oklahoma corporation, Universal Tech Corporation, an Oklahoma corporation, as sellers, in the substantially the form as set forth in Exhibit “B”, or a like transaction wherein the Company and/or the Subsidiaries acquires technical, manufacturing and distribution assets in order to carry out the Purpose of the Company as set forth in Section 1.05.

                     “Intellectual Property” shall mean all foreign, federal, state and common law trademarks, service marks, domain names, Internet path names and addresses of whatsoever nature, trade dress, copyrights, know-how, show-how, patents, Inventions (whether or not patentable), mask works, Software, proprietary data, customer lists, strategic plans, financial data, Trade Secrets, all other intangible assets of whatsoever nature and all applications for registration and/or issuance with respect to all the foregoing and whether or not any of the foregoing is registerable or patentable, including, without limitation, with respect to all of the foregoing: (a) all goodwill associated with any and all of the foregoing; (b) all parents, continuations, continuations in part, divisionals, reissues and extensions; and (c) all moral rights associated with any and all of the foregoing.

                     “Laws” shall mean all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental and Regulatory Authority.

                     “Majority-In-Interest” shall mean Members owning a simple majority of the Membership Voting Interests.

                     “Management Agreement” shall mean the Agreement described in Section 3.01.

                     “Managing Member” shall mean WIF.

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                     “Media” shall mean shall mean any medium of expression or medium in or through which Content may be embodied or Disclosed (whether tangible or intangible, fixed or unfixed), including, but not limited to, a natural person, print, document-based medium, television, facsimile, telex, telephony, radio, satellite, cable, wire, computer-based network, network, magnetic means, optical means, electronic means, Internet, intranet, Software, compact and laser disc, digital video displays, video cassettes, and multi-media and any other method (now known or hereafter Developed) for the publication, retention, conveyance, possession or holding of Content.

                     “Member” shall mean any Person holding Common Units and named as a member of the Company in Section 2.01, and “Members” shall mean two (2) or more of such Persons when acting in their capacities as members of the Company. Member shall not mean the holder of Preferred Units unless specifically set forth herein.

                     “Members’ Option Period” shall have the meaning variously ascribed to it in Article VII.

                     “Membership Voting Interest” shall mean with respect to Members only, the right to vote on matters to which this Agreement requires or permits the Members to vote. Only Members who have become such in accordance with the terms and provisions of the Agreement shall have Membership Voting Interests. The voting power of any Membership Voting Interest shall be determined under the terms and conditions of Section 5.05.

                     “Net Cash From Operations” shall mean earnings before Interest, Taxes and Management Fees

Plus:	Depreciation
Less:	Interest
Less:	Management Fees
Plus/Less:	Decrease/Increase in Accounts Receivable
Decrease/Increase in Inventory
Increase/Decrease in Accounts Payable
Less:	Distributions in respect of Taxes to Members
Dividend Payments
Capital Expenditures
Debt Reduction
Plus:	New Borrowings
Equal:	Net Cash From Operations.

                     “Net Cash From Sales or Refinancings” shall mean the net cash proceeds from all refinancings of Debt and the sale of Company Property, less any portion thereof used to establish Reserves or pay Debt, all as determined by the Executive Officers.

                     “Notice” shall have the meaning ascribed to it in Section 9.01.

                     “Order” shall mean any writ, judgment, decree, injunction or similar order of any Governmental and Regulatory Authority (in each case whether preliminary or final).

                     “Permitted Tax Distributions” shall have the meaning ascribed to it in Section 6.0 1(c).

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                     “Person” shall mean any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, estate, association, Governmental and Regulatory Authority or other entity of whatever nature.

                     “Personal Representative” shall mean an executor, administrator, trustee, conservator, guardian or other fiduciary, receiver, or in the case of Bankruptcy, a debtor-in-possession or Bankruptcy trustee.

                     “Products” shall have the meaning ascribed to it in Section 1.05.

                     “Regulations” shall mean, except where the context indicates otherwise, the permanent, temporary, proposed, or proposed and temporary regulations of Department of the Treasury under the Code as such regulations may be lawfully changed from time to time. Application of the requirements and the definitions set forth in said Regulations to the provisions of this Agreement shall be made by substituting “Unit Holder” for “partner” and “Company” for “partnership.”

                     “Reserves” shall mean the amount of cash that the Executive Officers from time to time determine) to be reasonably necessary or advisable as reserves for: (i) payment of Company Debts, including any amounts required under any loan agreement or bond indenture of the Company; (ii) management and operation of the Company; (iii) payment of anticipated Company expenses; (iv) expansion or renovation of the improvements on any Company properties; (v) acquisition of new properties or expansion of the businesses of the Company; and (vi) other contingencies related to the businesses of the Company.

                     “Securities” shall mean Units, shares of stock, trust certificates, bonds, debentures, notes and other evidences of indebtedness, warrants, rights or options (including rights to purchase securities convertible into or exchangeable for other securities).

                     “Subsidiaries” means collectively UteC Inc., LLC, a Nevada limited liability company, SEC Investment Corp., LLC, a Nevada limited liability company, Energetic Properties, LLC, a Nevada limited liability company, Slurry Explosive Manufacturing Corporation, LLC, a Nevada limited liability company and DetaCorp LLC, a Nevada limited liability company.

                     “Tax Profits” and “Tax Losses” shall mean, for each Taxable Year, items of income and gain (including items not subject to Federal income tax) and items of loss, expense and deduction (including items not deductible, depreciable, amortizable or otherwise excluded from income for Federal income tax purposes), respectively, as determined under Federal income tax principles.

                     “Taxable Year” shall mean the taxable year of the Company as determined pursuant to Code Section 706.

                     “Trade Secrets” shall mean trade secrets as such term is defined in the Uniform Trade Secrets Act, as promulgated from time to time in Nevada.

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                     “Transfer” shall mean when used as a noun, any sale, hypothecation, pledge, assignment, attachment, disposal, loan, gift, devise, bequest, levy or other transfer, and, when used as a verb, to sell, hypothecate, pledge, assign, devise, bequeath, dispose, loan, gift, levy or otherwise transfer.

                      “Unit Holder” shall mean any Person who holds one (1) or more Units.

                     “Unit” shall mean an ownership interest in the Company representing such fractional part of the interests of the Company, including all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

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Exhibit “A

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Exhibit “B

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